Exhibit 99.1

Nektar Therapeutics Reports Third Quarter 2022 Financial Results

SAN FRANCISCO, Nov. 3, 2022 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported financial results for the third quarter ended September 30, 2022.

Cash and investments in marketable securities on September 30, 2022, were approximately $546.4 million as compared to $628.2 million at the end of the second quarter of 2022. Our cash and marketable securities are expected to support our strategic development activities and operations through the middle of 2025.

“In the third quarter, we made progress advancing our biologics pipeline in oncology and immunology,” said Howard W. Robin, President and CEO of Nektar. “With our partner, Eli Lilly, we presented positive proof-of-concept data for NKTR-358 in atopic dermatitis which demonstrate the potential for this first-in-class Treg stimulator to emerge as a differentiated therapy for patients with serious inflammatory conditions. In the first half of 2023, we expect Lilly to report topline data from the Phase 2 study of NKTR-358 in lupus as well as initiate a Phase 2 study in atopic dermatitis.”

“In addition, we are also advancing NKTR-255 in large B-cell lymphoma, with plans to launch a comparative study in combination with approved autologous CD19 CAR-T therapies,” continued Robin. “NKTR-255 targets the IL-15 pathway and we have conducted and published extensive preclinical studies showing that IL-15 can potentiate these approved cell therapies by expanding and extending the persistence of CAR-T cells. Finally, we are planning presentations at both SITC and ASH for both our preclinical and clinical programs that will showcase the strength of our science and lay the foundation for continued pipeline progress.”

Summary of Financial Results

Revenue, which primarily includes non-cash royalty revenue, in the third quarter of 2022 was $23.6 million as compared to $24.9 million in the third quarter of 2021. Revenue for the first nine months of 2022 was $70.0 million as compared to $76.9 million in the first nine months of 2021. Revenue was lower compared to 2021 as a result of a decrease in non-cash royalty revenue.

Total operating costs and expenses in the third quarter of 2022 were $77.9 million as compared to $138.5 million in the third quarter of 2021. Total operating costs and expenses in the first nine months of 2022 were $393.7 million as compared to $410.1 million in the first nine months of 2021. Operating costs and expenses for the first nine months of 2022 include $124.3 million in restructuring, impairment and other costs of terminated program.

R&D expense in the third quarter of 2022 was $33.6 million as compared to $103.7 million for the third quarter of 2021. For the first nine months of 2022, R&D expense was $183.6 million as compared to $300.7 million in the first nine months of 2021. R&D expense decreased for both the third quarter and the first nine months of 2022 primarily due to the wind down of the bempegaldesleukin program.

G&A expense was $22.5 million in the third quarter of 2022 and $29.5 million in the third quarter of 2021. For the first nine months of 2022, G&A expense was $70.4 million as compared to $90.7 million in the first nine months of 2021. G&A expense decreased for both the third quarter and the first nine months of 2022 primarily due to the wind down of the bempegaldesleukin program.

Restructuring, impairment and other costs of terminated program was $16.8 million in the third quarter of 2022 and $124.3 million in the first nine months of 2022. The year-to-date amount includes $58.5 million in non-cash lease and equipment impairment charges, $29.8 million in employee severance expense and $28.9 million for clinical trial and related employee compensation costs for the wind down of the bempegaldesleukin program, as well as $7.1 million in other restructuring costs.

Net loss for the third quarter of 2022 was $59.0 million or $0.31 basic and diluted loss per share as compared to a net loss of $129.7 million or $0.70 basic and diluted loss per share in the third quarter of 2021. Net loss in the first nine months of 2022 was $308.5 million or $1.65 basic and diluted loss per share as compared to a net loss of $378.2 million or $2.07 basic and diluted loss per share in the first nine months of 2021.

Third Quarter 2022 and Recent Business Highlights:

●	In September 2022, Nektar presented data from two Phase 1b proof-of-concept studies of rezpegaldesleukin in patients with atopic dermatitis (AD) and plaque psoriasis at the 2022 European Academy of Dermatology and Venereology (EADV) Congress. Data from both studies showed rezpegaldesleukin’s ability to stimulate Tregs to target an immune system imbalance resulting in an improvement of disease activity in patients. Particularly in AD patients, dose-dependent improvements in key efficacy measures including EASI and vIGA-AD scores were observed for an additional 36 weeks following the 12-week treatment period.

●	In August 2022, Nektar announced the publication of preclinical data for NKTR-255 in Blood Advances, the open-access journal of the American Society of Hematology. The data highlighted the effects of NKTR-255 on natural killer cell function and proliferation in multiple myeloma (MM), supporting the clinical development of NKTR-255 and further evaluation of the novel immunotherapeutic approach in MM, alone or in combination with monoclonal antibodies or potentially with other immunomodulatory drugs.

Nektar also announced upcoming presentations at the following scientific congresses:

The Society for Immunotherapy of Cancer (SITC) Annual Meeting

November 8-12, 2022 (In person and virtual)

●	Poster presentation: “NKTR-288, a polymer-conjugated interferon gamma mutein for the treatment of solid tumors”, Hamel, D., et al.

●	Poster presentation (Trials in Progress): “JAVELIN Bladder Medley: a phase 2 trial of avelumab in combination with other antitumor drugs as first-line maintenance therapy for advanced urothelial carcinoma”, Hoffman-Censits, J., et al. (collaborator presentation with Merck KGaA)

2022 American Society of Hematology (ASH) Annual Meeting

December 10-13, 2022 (In person and virtual)

●	Poster presentation: “Safety, Tolerability, PK/PD and Preliminary Efficacy of NKTR-255, a Novel IL-15 Receptor Agonist, in Patients with Relapsed/Refractory Hematologic Malignancies”, Patel K., et al.

●	Poster presentation (Trials in Progress): “A Phase 2/3, Randomized, Double Blind, Placebo-Controlled, Multicenter Study of NKTR-255 Vs Placebo Following CD-19 Directed CAR-T Therapy in Patients with Relapsed/Refractory Large B-Cell Lymphoma”, Perales M., et al.

Conference Call to Discuss Third Quarter 2022 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, November 3, 2022.

This press release and a live audio-only webcast of the conference call can be accessed through a link that is posted on the home page and Investors section of the Nektar website: https://ir.nektar.com/. The web broadcast of the conference call will be available for replay through December 3, 2022.

To access the conference call, please pre-register at Nektar Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call.

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this press release, or explained on the conference call, related information will be made available on the Investors section of the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar Therapeutics

Nektar Therapeutics is a biopharmaceutical company with a robust, wholly owned R&D pipeline of investigational medicines in oncology and immunology as well as a portfolio of approved partnered medicines. Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “will,” “may,” “expect,” “potential,” “advance,” “initiate” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the therapeutic potential of, and future development plans for rezpegaldesleukin (previously referred to as NKTR-358), NKTR-255 and our other drug candidates in research programs, the prospects and plans for our collaborations with other companies, the timing of the initiation of clinical studies and the data readouts for our drug candidates, and our expectations (including our expected charges and cost savings) following our corporate restructuring, reorganization and workforce reduction, and our expected working capital and our cash runway. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin, NKTR-255 and our other drug candidates are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin, NKTR-255 and our other drug candidates are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in ongoing clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin, NKTR-255 and our other drug candidates are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to challenges caused by the COVID-19 pandemic, regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) we may not achieve the expected costs savings we expect from the restructuring and reorganization, (vi) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vii) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2022. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

Vivian Wu of Nektar Therapeutics

628-895-0661

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2022	December 31, 2021 (1)
ASSETS
Current assets:
Cash and cash equivalents	$105,758	$25,218
Short-term investments	440,629	708,737
Accounts receivable	11,532	22,492
Inventory	19,057	15,801
Other current assets	22,507	23,333
Total current assets	599,483	795,581

Long-term investments	-	64,828
Property, plant and equipment, net	36,803	60,510
Operating lease right-of-use assets	65,896	117,025
Goodwill	76,501	76,501
Other assets	2,323	2,744
Total assets	$781,006	$1,117,189

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	5,329	9,747
Accrued compensation	24,392	15,735
Accrued clinical trial expenses	20,461	26,809
Other accrued expenses	15,299	15,468
Operating lease liabilities, current portion	18,508	17,441
Total current liabilities	83,989	85,200

Operating lease liabilities, less current portion	116,145	125,736
Development derivative liability	-	27,726
Liabilities related to the sales of future royalties, net	165,595	195,427
Other long-term liabilities	3,054	3,592
Total liabilities	368,783	437,681

Commitments and contingencies

Stockholders’ equity:
Preferred stock	-	-
Common stock	19	19
Capital in excess of par value	3,561,878	3,516,641
Accumulated other comprehensive loss	(8,169)	(4,157)
Accumulated deficit	(3,141,505)	(2,832,995)
Total stockholders’ equity	412,223	679,508
Total liabilities and stockholders’ equity	$781,006	$1,117,189

(1)	The consolidated balance sheet at December 31, 2021 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

Revenue:
Product sales	$4,969	$5,194	$15,969	$17,835
Non-cash royalty revenue related to the sales of future royalties	18,342	19,413	52,167	58,667
License, collaboration and other revenue	314	314	1,896	396
Total revenue	23,625	24,921	70,032	76,898

Operating costs and expenses:
Cost of goods sold	4,972	5,311	15,402	18,734
Research and development	33,590	103,738	183,583	300,655
General and administrative	22,534	29,468	70,394	90,702
Restructuring, impairment and other costs of terminated program	16,830	-	124,350	-
Total operating costs and expenses	77,926	138,517	393,729	410,091
Loss from operations	(54,301)	(113,596)	(323,697)	(333,193)

Non-operating income (expense):
Change in fair value of development derivative liability	-	(3,328)	33,427	(7,640)
Non-cash interest expense on liabilities related to the sales of future royalties	(6,953)	(12,801)	(21,710)	(39,186)
Interest income and other income (expense), net	2,050	131	3,541	2,388
Total non-operating income (expense), net	(4,903)	(15,998)	15,258	(44,438)

Loss before provision for income taxes	(59,204)	(129,594)	(308,439)	(377,631)

Provision (benefit) for income taxes	(155)	112	71	561
Net loss	$(59,049)	$(129,706)	$(308,510)	$(378,192)

Basic and diluted net loss per share	$(0.31)	$(0.70)	$(1.65)	$(2.07)

Weighted average shares outstanding used in computing basic and diluted net loss per share	187,641	184,110	186,767	182,736

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(308,510)	$(378,192)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash royalty revenue related to the sales of future royalties	(52,167)	(58,667)
Non-cash interest expense on liabilities related to the sales of future royalties	21,710	39,186
Change in fair value of development derivative liability	(33,427)	7,640
Non-cash research and development expense	4,951	11,497
Stock-based compensation	44,582	72,269
Depreciation and amortization	9,848	10,710
Impairment of right-of-use assets and property, plant and equipment	58,521	-
Amortization of premiums (discounts), net and other non-cash transactions	(372)	5,677
Changes in operating assets and liabilities:
Accounts receivable	10,960	9,895
Inventory	(3,256)	(38)
Operating leases, net	(1,423)	2,932
Other assets	4,861	814
Accounts payable	(4,184)	1,247
Accrued compensation	8,657	18,350
Other accrued expenses	(7,055)	(4,442)
Net cash used in operating activities	(246,304)	(261,122)

Cash flows from investing activities:
Purchases of investments	(295,439)	(816,049)
Maturities of investments	626,424	902,687
Sales of investments	-	5,035
Purchases of property, plant and equipment	(5,164)	(9,093)
Net cash provided by investing activities	325,821	82,580

Cash flows from financing activities:
Proceeds from shares issued under equity compensation plans	655	31,436
Cash receipts from development derivative liability	750	2,250
Net cash provided by financing activities	1,405	33,686

Effect of foreign exchange rates on cash and cash equivalents	(382)	(82)
Net increase (decrease) in cash and cash equivalents	80,540	(144,938)
Cash and cash equivalents at beginning of period	25,218	198,955
Cash and cash equivalents at end of period	$105,758	$54,017

Supplemental disclosure of cash flow information:
Operating lease right-of-use assets recognized in exchange for lease liabilities	$-	$1,057